Exhibit 10.1

January 4, 2008

Stephen A. Hill

26 Dole Hill Lane

Boxford, MA  01921

RE:  Employment Agreement between ArQule, Inc. (the “Company”) and
Stephen A. Hill dated as of January 1, 2004 and amended as of October 4, 2007
(the “Agreement”).

Dear Steve,

You and the Board of Directors of the Company have been discussing the possibility of your leaving the Company based on your desire to pursue other career interests.  The conclusion of the members of the Board, including yourself, is that it is important for succession planning purposes to set a date certain at which time you will no longer serve as an officer or director of the Company. In order to maintain continuity during this period of transition you will continue to serve as President and Chief Executive Officer and a director of the Company until March 31, 2008, at which time you shall resign those positions.

With that understanding, this letter will serve to amend the Agreement solely to provide that, upon your resignation and notwithstanding any other provision of the Agreement, you will receive the payments and benefits provided for in Section 16 of the Agreement to the same extent as if a termination without “Cause” had occurred and the “Notice Period” had commenced, subject to the conditions and limitations contained in that Section, until the first anniversary of this letter.  The other terms of the Agreement shall remain in force and unchanged.

If the foregoing is consistent with our mutual understanding, please indicate your agreement by signing one of the enclosed counterparts of this letter in the space indicated below and returning it to my attention

Thank you for your continued cooperation in this transition.

ArQule, Inc.

/s/Patrick J. Zenner
Patrick J. Zenner
Chairman of the Board of Directors

Acknowledged and agreed:

/s/ Stephen A. Hill
Stephen A. Hill
January 7, 2008